                                                                       EXHIBIT 1







           Agreement and Plan of Merger dated as November 10, 1998, by and among the Company, Parent and Purchaser.

                         AGREEMENT AND PLAN OF MERGER

                                     AMONG

                      ROANOKE ELECTRIC STEEL CORPORATION

                            SWVA ACQUISITION, INC.

                                      AND

                         STEEL OF WEST VIRGINIA, INC.




                         DATED AS OF NOVEMBER 10, 1998

                               TABLE OF CONTENTS

ARTICLE                                                                            PAGE
-------                                                                            ----
ARTICLE I

     THE OFFER...................................................................    2
     Section 1.1:  The Offer.....................................................    2
     Section 1.2:  Company Action................................................    3

ARTICLE II

     THE MERGER..................................................................    4
     Section 2.1:  The Merger....................................................    4
     Section 2.2:  Closing; Effective Time.......................................    5
     Section 2.3:  Effects of the Merger.........................................    5
     Section 2.4:  Certificate of Incorporation; By-Laws.........................    5
     Section 2.5:  Directors and Officers of the Surviving Corporation...........    5
     Section 2.6:  Conversion of Securities......................................    6
     Section 2.7:  Treatment of Options..........................................    6
     Section 2.8:  Dissenting Shares and Section 262 Shares......................    7
     Section 2.9:  Surrender of Shares; Stock Transfer Books.....................    7

ARTICLE III

     REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................    9
     Section 3.1:  Organization and Qualification; Subsidiaries..................    9
     Section 3.2:  Certificate of Incorporation and By-Laws......................    9
     Section 3.3:  Capitalization................................................    9
     Section 3.4:  Authority Relative to This Agreement..........................   10
     Section 3.5:  No Conflict; Required Filings and Consents....................   11
     Section 3.6:  Compliance....................................................   12
     Section 3.7:  SEC Filings; Financial Statements.............................   12
     Section 3.8:  Absence of Certain Changes or Events..........................   13
     Section 3.9:  Absence of Litigation.........................................   14
     Section 3.10: Employee Benefit Plans........................................   14
     Section 3.11: Tax Matters...................................................   15
     Section 3.12: Offer Documents; Proxy Statement..............................   17
     Section 3.13: Environmental Matters.........................................   17
     Section 3.14: Title and Condition of Properties.............................   19
     Section 3.15: Brokers.......................................................   21
     Section 3.16: Intellectual Property.........................................   21
     Section 3.17: Contracts.....................................................   22
     Section 3.18: Potential Conflicts of Interest...............................   23
     Section 3.19: Year 2000 Compliance..........................................   23

ARTICLE IV

     REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER.......................   24
     Section 4.1:  Corporate Organization.........................................   24
     Section 4.2:  Authority Relative to This Agreement...........................   24
     Section 4.3:  No Conflict; Required Filings and Consents.....................   24
     Section 4.4:  Offer Documents; Proxy Statement...............................   25
     Section 4.5:  Brokers........................................................   25
     Section 4.6:  Funds..........................................................   25
     Section 4.7:  No Prior Activities............................................   26

ARTICLE V

     CONDUCT OF BUSINESS PENDING THE MERGER.......................................   26
     Section 5.1:  Conduct of Business of the Company Pending the Merger..........   26
     Section 5.2:  No Amendment of the Rights Agreement...........................   28

ARTICLE VI

     ADDITIONAL AGREEMENTS........................................................   28
     Section 6.1:  Stockholders Meeting...........................................   28
     Section 6.2:  Proxy Statement................................................   29
     Section 6.3:  Company Board Representation; Section 14(f)....................   29
     Section 6.4:  Access to Information; Confidentiality.........................   30
     Section 6.5:  No Solicitation of Transactions................................   31
     Section 6.6:  Employee Matters...............................................   32
     Section 6.7:  Directors' and Officers' Indemnification and Insurance.........   33
     Section 6.8:  Nomination of Timothy R. Duke..................................   34
     Section 6.9:  Notification of Certain Matters................................   34
     Section 6.10: Further Action; Reasonable Best Efforts........................   34
     Section 6.11: Public Announcements...........................................   35
     Section 6.12: Disposition of Litigation......................................   35
     Section 6.13: Commitment Letter..............................................   35

ARTICLE VII

     CONDITIONS OF MERGER.........................................................   36
     Section 7.1:  Conditions to Obligation of Each Party to Effect the Merger....   36

ARTICLE VIII

     TERMINATION, AMENDMENT AND WAIVER............................................   37
     Section 8.1:  Termination....................................................   37
     Section 8.2:  Effect of Termination..........................................   38
     Section 8.3:  Fees and Expenses..............................................   38
     Section 8.4:  Amendment......................................................   39

     Section 8.5:  Waiver..........................................................  39

ARTICLE IX

     GENERAL PROVISIONS............................................................  39
     Section 9.1:  Non-Survival of Representations, Warranties and Agreements......  39
     Section 9.2:  Notices.........................................................  39
     Section 9.3:  Certain Definitions.............................................  41
     Section 9.4:  Severability....................................................  42
     Section 9.5:  Entire Agreement; Assignment....................................  42
     Section 9.6:  Parties in Interest.............................................  42
     Section 9.7:  Governing Law...................................................  42
     Section 9.8:  Headings........................................................  42
     Section 9.9:  Counterparts; Facsimile Signatures..............................  43
     Section 9.10: Specific Performance............................................  43

ANNEX A............................................................................  45

     AGREEMENT AND PLAN OF MERGER, dated as of November 10, 1998 (this "Agreement"), among Roanoke Electric Steel Corporation, a Virginia corporation ("Parent"), SWVA Acquisition, Inc., a Virginia corporation and a wholly owned subsidiary of Parent ("Purchaser"), and Steel of West Virginia, Inc., a Delaware corporation (the "Company").

                              B A C K G R O U N D

     A. The Board of Directors of the Company has determined that it is in the best interests of the Company and the stockholders of the Company to enter into this Agreement with Parent and Purchaser, providing for a tender offer (as may be amended from time to time, the "Offer") for all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (being 6,010,795) (the "Shares"), including the associated rights to purchase common stock of the Company (the "Rights") issued pursuant to the Rights Agreement dated as of March 19, 1997, between Steel of West Virginia, Inc., and Continental Stock Transfer & Trust Company, as Rights Agent (the "Rights Agreement"), to be made by Purchaser, followed by the merger of Purchaser with the Company (the "Merger") in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), and the Virginia Stock Corporation Act (the "VSCA"), in each case upon the terms and subject to the conditions set forth herein.

     B. The Board of Directors of Parent and Purchaser have each approved the Offer and the Merger, in each case, upon the terms and subject to the conditions set forth herein.

     C. Concurrently with the execution and delivery of this Agreement, and as an inducement to Parent and Purchaser to enter into this Agreement, the Company has entered into a Stock Option Agreement with Parent and Purchaser (the "Stock Option Agreement"), pursuant to which the Company has granted to Purchaser an option to purchase Shares upon the terms and subject to the conditions set forth in the Stock Option Agreement.

     D. Concurrently with the execution and delivery of this Agreement, and as an inducement to Parent and Purchaser to enter into this Agreement, certain stockholders of the Company have each entered into a Stock Tender and Voting Agreement, dated as of the date hereof, among Parent, Purchaser and the stockholders named therein providing, among other things, that each such stockholder will tender such Shares beneficially owned by such stockholder pursuant to the Offer and will vote such Shares beneficially owned by such stockholder in favor of the Merger.

                               A G R E E M E N T

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE OFFER

      SECTION 1.1:  THE OFFER.
      -----------------------

          (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and no event shall have occurred and no circumstance shall exist that would result in a failure to satisfy any of the conditions set forth in Annex A hereto (the "Offer Conditions," as defined in Annex A), Purchaser shall, as soon as reasonably practicable after the date hereof (and in any event within five business days from the date of public announcement of the execution hereof), commence the Offer to purchase for cash all of the Shares, together with the associated Rights (all references herein to Shares in the context of the transactions contemplated by this Agreement shall be deemed to include such Rights), at a price of $10.75 per Share, net to the seller in cash. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer shall be subject to the terms and conditions of this Agreement and to the satisfaction or waiver by Purchaser of the Offer Conditions. Purchaser shall not, without the prior written consent of the Company, (i) decrease the price per Share to be paid in the Offer, change the form of consideration payable in the Offer (other than by adding consideration) or decrease the number of Shares sought in the Offer, (ii) change or amend the Offer Conditions (other than to waive any condition, except that the Minimum Condition (as defined in Annex A) may not be waived without the consent of the Company), (iii) impose additional conditions to the Offer or (iv) amend any other term of the Offer in any manner adverse to the holders of Shares (other than insignificant changes or amendments). The Offer shall expire at 12:00 midnight, Eastern Standard Time, on the 20/th/ business day following commencement of the Offer (such date and time, as may be extended in accordance with the terms hereof, is referred to as the "Expiration Date"); provided,
                                                                 --------
however, that if, on the Expiration Date, the Offer Conditions have not been
-------
satisfied or waived, Purchaser shall have the right, in its sole discretion, to extend the Offer for one or more periods not to exceed an aggregate of thirty business days; provided further that if all of the Offer Conditions have been
               ----------------
satisfied or waived and less than 90% of the outstanding Shares have been tendered in the Offer and not withdrawn, then Purchaser shall have the additional right, in its sole discretion, so long as Purchaser and Parent each waives in writing the satisfaction of each of the Offer Conditions, to extend the Offer for one or more periods not to exceed an aggregate of twenty business days; and provided further that in no event shall the Expiration Date be
          ----------------
extended beyond February 28, 1999 (the "Outside Date") without the consent of the Company.

          The Offer Conditions shall be for the benefit of Purchaser and, except with respect to the Minimum Condition, may be waived by Purchaser, in whole or in part at any time and from time to time, in its sole discretion.

          (b) As soon as reasonably practicable after the date hereof (and in any event within five business days from the date of public announcement of the execution hereof), Purchaser shall file a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, collectively the "Schedule 14D-1") with respect to the Offer with the Securities and Exchange Commission (the "SEC"). The Schedule 14D-1 shall contain an offer to purchase (together with all amendments and supplements thereto collectively the "Offer to Purchase"), form of the related letter of transmittal, together with all amendments and supplements thereto (collectively the "Letter of Transmittal"), and the form of summary advertisement (which Schedule 14D-1, Offer to Purchase, Letter of Transmittal and other documents, together with any supplements or amendments thereto, are referred to herein collectively as the "Offer Documents"). The Company and its counsel shall be given an opportunity to review the Offer Documents before they are filed with the SEC. Parent and Purchaser jointly represent and warrant that the Offer Documents will, in all material respects, comply with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder and all other applicable laws, and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading; provided, however, that the
                                                 --------  -------
representations and warranties in this subsection shall not apply to statements in or omissions from the Offer Documents made in reliance upon and in conformity with information furnished to Parent in writing by or on behalf of the Company. Parent and Purchaser shall promptly provide to the Company a copy of any written comments received by them from the SEC with respect to the Offer Documents. Parent and Purchaser shall promptly correct any information provided by it for use in the Offer Documents that have become false or misleading in any material respect, and Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and the Offer Documents (other than the Schedule 14D-1), as so corrected, to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

      SECTION 1.2:  COMPANY ACTION.
      ----------------------------

          (a) The Company hereby approves of and consents to the Offer and represents and warrants that: (i) its Board of Directors, at a meeting duly called and held on September 29, 1998, has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and in the best interests of the Company and the holders of Shares, (B) approved this Agreement, the Stock Option Agreement, and the transactions contemplated hereby and thereby, including each of the Offer and the Merger, and (C) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares to Purchaser thereunder and adopt this Agreement; provided, however, that prior to the consummation of the Offer, if
           --------  -------
the Company's Board of Directors by majority vote shall have determined in good faith, based upon the advice of outside counsel to the Company, that failure to modify or withdraw its recommendation is reasonably likely to constitute a breach of the Board's fiduciary duty under applicable law, then the Board of Directors may so modify or withdraw its recommendation; and (ii) Janney Montgomery Scott, Inc. (the "Financial Adviser"), has delivered to the Board of Directors of the Company its opinion that the consideration to be paid to the holders of Shares, other than Parent and Purchaser, pursuant to each of the Offer and the Merger is fair to such holders from a financial point of view. The Company has been authorized by the Financial Adviser to permit, subject to prior review and consent by such Financial Adviser, the inclusion of such fairness opinion, in its entirety, in the Schedule14D-9 (as defined in subsection (b) hereof) and the Proxy Statement (as defined in Section 3.12). The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company's Board of Directors described in this Section 1.2(a).

          (b) As soon as reasonably practicable after the date hereof (and in any event within five business days from the date of public announcement of the execution hereof), the Company shall file with the SEC, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9"), containing the recommendations of the Company's Board of Directors described in and subject to
Section 1.2(a)(i) and shall promptly mail the Schedule 14D-9 to the stockholders of the Company. The Company represents and warrants that the Schedule 14D-9 will comply in all material respects with all applicable laws, including without limitation the Exchange Act and the rules and regulations promulgated thereunder and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading; provided, however, that the representations and warranties in this subsection
--------  -------
shall not apply to statements in or omissions from the Schedule 14D-9 made in reliance upon and in conformity with information furnished to the Company in writing by or on behalf of Parent or Purchaser. Parent and Purchaser and their counsel shall be given an opportunity to review the Schedule 14D-9 before it is filed with the SEC. The Company shall promptly provide to Parent and Purchaser a copy of any written comments received by it from the SEC with respect to the
Schedule 14D-9. The Company, Parent and Purchaser shall promptly correct any information provided by it for use in the Schedule 14D-9 that shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

          (c) In connection with the Offer, the Company shall promptly furnish Purchaser with mailing labels, security position listings, any non-objecting beneficial owner lists and any available listings or computer files containing the names and addresses of the record holders of Shares, each as of a recent date, and shall promptly furnish Purchaser with such additional information (including but not limited to updated lists of stockholders, mailing labels, security position listings and non-objecting beneficial owner lists) and such other customary assistance as Parent, Purchaser or their agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Purchaser, Parent and each of their affiliates, agents and associates shall hold in confidence the information contained in any of such lists, labels or additional information subject to the terms and conditions of the Confidentiality Agreement (as defined below).


                                  ARTICLE II

                                  THE MERGER

     SECTION 2.1:  THE MERGER.  Upon the terms and subject to the conditions
     ------------------------
of this Agreement and in accordance with the DGCL and the VSCA, at the Effective Time (as defined in Section 2.2), Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

      SECTION 2.2:  CLOSING; EFFECTIVE TIME.  Subject to the provisions of
      -------------------------------------
Article VII, the closing of the Merger (the "Closing") shall take place in Roanoke, Virginia at the offices of Woods, Rogers & Hazlegrove, P.L.C., First Union Tower, Suite 1400, 10 South Jefferson Street, Roanoke, Virginia, as soon as practicable but in no event later than the fifth business day after the satisfaction or waiver of the conditions set forth in Article VII, or at such other place or at such other date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date". At the Closing, the parties hereto shall cause the Merger to be consummated by the filing of (a) articles of merger and (b) a certificate of merger or a certificate of ownership and merger (the Articles of Merger and such appropriate certificate to be referred to herein collectively as the "Certificate of Merger"), respectively, with the Virginia State Corporation Commission and the Secretary of State of the State of Delaware, in such form as required by and executed in accordance with the relevant provisions of the DGCL and the VSCA (the later of (x) the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and
(y) the date and time of the filing of the Articles of Merger with the Virginia State Corporation Commission being the "Effective Time").

      SECTION 2.3:  EFFECTS OF THE MERGER.  The Merger shall have the effects
      -----------------------------------
set forth in the applicable provisions of the DGCL and the VSCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

      SECTION 2.4:  CERTIFICATE OF INCORPORATION; BY-LAWS.
      ---------------------------------------------------

          (a) At the Effective Time and without any further action on the part of the Company and Purchaser, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

          (b) At the Effective Time and without any further action on the part of the Company and Purchaser, the By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the Certificate of Incorporation of the Company and as provided by law.

      SECTION 2.5:  DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.  The
      -----------------------------------------------------------------
directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation (directors and officers of the Company shall tender their resignations effective upon the Effective Time), and the officers of the Surviving Corporation shall be Timothy R. Duke, President, Mark Meikle, Vice President and Treasurer, Bruce Groff,

Vice President of Human Resources and Secretary and Donald G. Smith, Chairman of the Board, in each case to hold office until their respective successors are duly elected or appointed (as the case may be) and qualified.

      SECTION 2.6:  CONVERSION OF SECURITIES.  At the Effective Time, by virtue
      --------------------------------------
of the Merger and without any action on the part of Purchaser, the Company, holders of any Shares, holders of common stock of Purchaser or the holders of any of the following securities:

          (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.6(b), and any Dissenting Shares (as defined in Section 2.8(a)) by virtue of the Merger and without any action on the part of the holder thereof, shall be canceled, extinguished and converted into the right to receive $10.75 in cash or such greater amount that may be paid pursuant to the Offer (the "Merger Consideration"), payable to the holder thereof, without interest, less any required withholding taxes. Each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section 2.9 below.

          (b) Each share of Company common stock, par value $0.01 per share (the "Company Common Stock") held in the treasury of the Company together with the associated Rights (all references herein to Company Common Stock in the context of the transactions contemplated by this Agreement shall be deemed to include such Rights), and each Share owned by the Company, Parent, Purchaser or any other direct or indirect subsidiary of such persons, in each case immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be canceled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

          (c) Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

      SECTION 2.7:  TREATMENT OF OPTIONS.  Immediately after the payment for
      ----------------------------------
Shares in the Offer, the Company shall cause each of the 153,500 outstanding options, which the Company represents and warrants are the only outstanding options to purchase Company Common Stock (including, without limitation, under the Company's 1995 Employee Stock Option Plan and the Company's 1995 Non-Employee Directors' Stock Option Plan), as set forth in Schedule 2.7 to the Company Disclosure Letter (the "Options"), whether or not then exercisable or vested, to be canceled, and the holder thereof to be entitled to receive thereafter in consideration for such cancellation, an amount in cash equal to the product of (a) the number of Shares subject to such Option immediately before the cancellation of same and (b) the excess, if any, of the Merger Consideration over the exercise price per Share of the Option immediately before the cancellation of same (such payment to be net of applicable withholding taxes).

     SECTION 2.8:  DISSENTING SHARES AND SECTION 262 SHARES.
     ------------------------------------------------------

          (a) Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted in favor of or consented to the Merger and who shall have delivered a written demand for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and who shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal and payment under the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, but shall be entitled to receive the consideration as shall be determined pursuant to
Section 262 of the DGCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, such holder's Shares shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration set forth in Section 2.6(a) of this Agreement, without any interest thereon.

          (b) The Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to Section 262 received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable law, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

     SECTION 2.9:  SURRENDER OF SHARES; STOCK TRANSFER BOOKS.
     -------------------------------------------------------

          (a) Prior to the Effective Time, Purchaser shall designate First Union National Bank, NationsBank, N.A., or such other bank or trust company reasonably acceptable to the Company, to act as agent for the holders of Shares in connection with the Merger (the "Paying Agent") to receive and disburse the cash to which holders of Shares shall become entitled pursuant to Section 2.6(a). At the Effective Time, Parent or Purchaser will make available to the Paying Agent sufficient funds to make all payments pursuant to Section 2.6(a). Such funds shall be invested by the Paying Agent as directed by Purchaser or, after the Effective Time, the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $500 million. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

          (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate, certificates or lost certificate affidavits which immediately prior to the Effective Time represented Shares (the "Certificates"), a form of letter of transmittal mutually agreeable to the Company and Parent (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and such Certificate shall then be canceled. Upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation promptly, but in no event later than three business days after receipt of such documents by the Paying Agent, shall cause to be paid to the persons entitled thereto, a check in the amount to which such persons are entitled. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Merger Consideration for Shares. In the event any certificate representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such affidavit, as well as an unsecured indemnity in favor of the Surviving Corporation for any claim that may be made against the Surviving Corporation with respect to the certificate alleged to have been lost, stolen or destroyed, the Merger Consideration deliverable in respect thereof.

          (c) At any time following the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (d) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Purchaser that, except as set forth in the letter (the "Company Disclosure Letter") delivered by the Company to Purchaser prior to the date of execution of this Agreement:

      SECTION 3.1:  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.  Except as
      ----------------------------------------------------------
set forth on Schedule 3.1 to the Company Disclosure Letter, the Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and has all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals will not, individually or in the aggregate, have a Material Adverse Effect (as defined below) or prevent or materially delay the consummation of the Offer or the Merger. Each of the Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing as are not likely, to have a Material Adverse Effect. When used in connection with the Company or any of its subsidiaries, the term "Material Adverse Effect" means any change or effect that would be materially adverse to the results of operations, financial condition or business of the Company and its subsidiaries taken as a whole.

     SECTION 3.2:  CERTIFICATE OF INCORPORATION AND BY-LAWS.  Except as set
     ------------------------------------------------------
forth on Schedule 3.2 to the Company Disclosure Letter, the Company has heretofore furnished to Parent a complete and correct copy of the Certificate of Incorporation and the By-Laws of the Company as currently in effect. Such Certificate of Incorporation and By-Laws are in full force and effect and no other organizational documents are applicable to or binding upon the Company. The Company is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

      SECTION 3.3:  CAPITALIZATION.  The authorized capital stock of the
      ----------------------------
Company consists of 17,000,000 shares of Company Common Stock. As of November 10, 1998, (a) 6,010,795 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights and (b) 1,105,300 shares of Company Common Stock were held in the treasury of the Company. Except for options issued pursuant to the Stock Option Agreement, no Options have been granted and no Shares have been issued and the total number of Options outstanding as of the date of this Agreement is 153,500. Except (i) as set forth above and (ii) as a result of the exercise of Options, there are outstanding (A) no shares of capital stock or other voting or non-voting securities of the Company, (B) no securities of the Company convertible into or exchangeable for shares of capital stock or voting or non-voting securities of the Company, (C) no options, warrants or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, non-voting securities, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (D) no equity equivalents, interests in the ownership or earnings of the Company or other similar rights (collectively, "Company Securities"). Except as set forth above, there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries to which the Company or any of its subsidiaries is a party. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. Except as disclosed in Schedule 3.3 to the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any of its subsidiaries to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity. Each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Company or another wholly owned subsidiary of the Company as set forth in Schedule 3.3 to the Company Disclosure Letter and are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever, except where the failure to own such shares free and clear is not, individually or in the aggregate, likely to have a Material Adverse Effect. Disclosed in Schedule 3.3 to the Company Disclosure Letter is a list of the subsidiaries and affiliates of the Company which evidences, among other things, the percentage of capital stock or other equity interests owned by the Company, directly or indirectly, in such subsidiaries or associated entities.

     SECTION 3.4:  AUTHORITY RELATIVE TO THIS AGREEMENT.  The Company has all
     --------------------------------------------------
necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the Shares if and to the extent required by applicable law, and the filing of appropriate merger documents as required by the DGCL and the VSCA). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the Shares if and to the extent required by applicable law, and the filing of appropriate merger documents as required by the DGCL and the VSCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby (including but not limited to the Offer and the Merger and the Stock Option Agreement, and the transactions contemplated by each such agreement) so as to render inapplicable hereto and thereto the limitation on business combinations contained in Section 203 of the DGCL (or any similar provision). As a result of the foregoing actions subject to the applicability of Section 253 of the DGCL, the only vote required to authorize the Merger is the affirmative vote of a majority of the outstanding Shares.

      SECTION 3.5:  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.
      --------------------------------------------------------

          (a) Except as disclosed in Schedule 3.5 to the Company Disclosure Letter, the execution and delivery of this Agreement by the Company do not and the performance of this Agreement by the Company will not: (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or the equivalent organizational documents of any of its subsidiaries; (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i),
(ii) and (iii) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or affected; or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which are not, individually or in the aggregate, likely to have a Material Adverse Effect.

          (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory authority, except for
(i) applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), state securities, takeover and "blue sky" laws, (ii) the filing and recordation of appropriate merger or other documents as required by the DGCL and the VSCA and (iii) such consents, approvals, authorizations, permits, actions, filings or notifications the failure of which to make or obtain are not, individually or in the aggregate, likely to (x) prevent or materially delay the Company from performing its obligations under this Agreement or (y) have a Material Adverse Effect.

          (c) Concurrently with the execution of this Agreement, the Company has, by all proper and required actions, consents and approvals of the Board of Directors of the Company, amended the Rights Agreement (the "Rights Amendment") to provide that (i) Parent and Purchaser each will be deemed to be an Exempt Person (as defined in the Rights Agreement) so long as Parent or Purchaser only acquires beneficial ownership of Shares pursuant to the transactions contemplated by this Agreement (including, without limitation, the Offer and the Merger) or acquires shares of Company Common Stock pursuant to the Stock Option Agreement and (ii) the Rights shall expire upon the consummation of the Offer. So long as Parent and Purchaser are each an Exempt Person, (1) neither shall become an Acquiring Person (as defined in the Rights Agreement) and (2) no Distribution Date, Triggering Event or Exchange (as such terms are defined in the Rights Agreement) or any adjustment to the Purchase Price (as defined in the Rights Agreement) shall occur solely by reason of the execution of this Agreement, the execution of the Stock Option Agreement, the Offer, the Merger or any of the transactions contemplated by this Agreement or the Stock Option Agreement.

      SECTION 3.6:  COMPLIANCE.  Except as disclosed in Schedule 3.6 to the
      ------------------------
Company Disclosure Letter, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or affected, or
(ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except for any such conflicts, defaults or violations which are not, individually or in the aggregate, likely to have a Material Adverse Effect. All licenses, permits and approvals required under such laws, rules and regulations are in full force and effect, except where the failure to have such licenses, permits and approvals would not have a Material Adverse Effect on the Company or its subsidiaries.

      SECTION 3.7:  SEC FILINGS; FINANCIAL STATEMENTS.
      -----------------------------------------------

          (a) The Company and, to the extent applicable, each of its then or current subsidiaries, has filed all forms, reports, statements and documents required to be filed with the SEC for periods beginning January 1, 1995 (collectively, the "SEC Reports"). Each of the SEC Reports (exclusive of financial statements and any selected or other financial data for periods prior to January 1, 1995, and any Management's Discussion and Analysis of Financial Conditions and Results of Operations applicable to such financial information), at the time of its filing, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, each as in effect on the date so filed. Except as disclosed in Schedule 3.7(a) to the Company Disclosure Letter, none of the SEC Reports (including, but not limited to, any financial statements or schedules included or incorporated by reference therein but excluding any financial statements and any selected or other financial data for periods prior to January 1, 1995, and any Management's Discussion and Analysis of Financial Conditions and Results of Operations applicable to such financial information) contained when filed, or (except to the extent revised or superseded by a subsequent filing with the SEC) contains, any untrue statement of a material fact or omitted or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b) Each of the audited consolidated balance sheets of the Company for periods beginning January 1, 1995, and the related statements of consolidated income and retained earnings, and statements of consolidated cash flows for each of the financial statements of the Company included in the SEC Reports for fiscal years beginning January 1, 1995, in each case, including any related notes thereto, as filed with the SEC (collectively, the "Company Financial Statements"), and each of the unaudited interim financial statements for the three- and six-month periods ending March 31, 1998, June 30, 1998, and September 30, 1998, respectively, has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries at the respective date thereof and the consolidated results of its operations and changes in cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which will not materially alter the financial position of the Company and its subsidiaries, as reflected on such interim financial statements.

          (c) Except as disclosed in Schedule 3.7(c) to the Company Disclosure Letter, there are no liabilities of the Company or any of its subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, which individually or in the aggregate is likely to have a Materially Adverse Effect, other than (i) liabilities disclosed or provided for in the consolidated balance sheet of the Company and its subsidiaries at December 31, 1997, including the notes thereto, (ii) the SEC Reports, (iii) liabilities incurred on behalf of the Company in connection with this Agreement and the contemplated Merger, and (iv) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1997, none of which are, individually or in the aggregate, likely to have a Material Adverse Effect.

          (d) The Company has heretofore furnished or made available to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

      SECTION 3.8:  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Since December 31,
      --------------------------------------------------
1997, except as contemplated by this Agreement or as disclosed in Schedule 3.8 to the Company Disclosure Letter, the Company and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been: (i) any changes in the assets, liabilities, results of operation, financial condition or business of the Company or any of its subsidiaries having or likely to have a Material Adverse Effect; (ii) any condition, event or occurrence which, individually or in the aggregate, is likely to have a Material Adverse Effect;
(iii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or any of its subsidiaries which is likely, individually or in the aggregate, to have a Material Adverse Effect; (iv) any change by the Company in its accounting methods, principles or practices; (v) any revaluation by the Company of any of its material assets, including but not limited to writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any entry by the Company or any of its subsidiaries into any commitment or transactions material to the Company and its subsidiaries taken as a whole (other than commitments or transactions entered into in the ordinary course of business); (vii) any declaration, setting aside or payment of any dividends or distributions in respect of the Shares; (viii) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, or any other increase in the compensation payable or to become payable to any present or former directors, officers or key employees of the Company or any of its subsidiaries, except for increases in base compensation in the ordinary course of business consistent with past practice, or any employment, consulting or severance agreement or arrangement entered into with any such present or former directors, officers or key employees; or (ix) any other action which, if it had been taken after the date hereof, would have required the consent of Parent under Section 5.1.

      SECTION 3.9:  ABSENCE OF LITIGATION.  Except as disclosed in Schedule
      -----------------------------------
3.9 of the Company Disclosure Letter, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, that, individually or in the aggregate, is likely to have a Material Adverse Effect. As of the date hereof, neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree, determination or award having, or which, insofar as can be reasonably foreseen, is likely to have a Material Adverse Effect or prevent or materially delay consummation of the transactions contemplated hereby.

       SECTION 3.1:  EMPLOYEE BENEFIT PLANS.
       ------------------------------------

          (a) Schedule 3.10(a) to the Company Disclosure Letter contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not, under which any employee or former employee of the Company or any of its subsidiaries, has any present or future right to benefits or under which the Company or any of its subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as "Company Plans."

          (b) With respect to each Company Plan, the Company has delivered or made available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications by the Company or any of its subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan; and (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

          (c) Except as disclosed in Schedule 3.10(c) to the Company Disclosure Letter, (i) Each Company Plan has been established and administered in material compliance with its terms, and in material compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and other applicable laws, rules and regulations; (ii) each Company Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company or any of its subsidiaries, either directly or by reason of their affiliation with any member of their "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b),
(c), (m) or (o)), to any tax, fine, lien or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; and (v) no "reportable event" (as such term is defined in ERISA section
4043), "prohibited transaction" (as such term is defined in ERISA section 406 and Code section 4975) or "accumulated funding deficiency" (as such term is defined in ERISA section 302 and Code section 412 (whether or not waived)) has occurred with respect to any Company Plan.

          (d) With respect to each of the Company Plans that is subject to Title IV of ERISA, as of the Effective Time, the assets of each such Company Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Company Plan on a termination basis, based on the actuarial methods and assumptions indicated in the most recent actuarial valuation reports.

          (e) With respect to any Company Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and (ii) no facts or circumstances exist, to the knowledge of the Company, that could give rise to any such actions, suits or claims.

          (f) Except as disclosed in Schedule 3.10(f) to the Company Disclosure Letter, no Company Plan exists that could result in the payment to any present or former employee of the Company or any of its subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company or any of its subsidiaries as a result of the transaction contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code section 280G.

     SECTION 3.11:  TAX MATTERS.
     --------------------------

          (a) The Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for tax purposes of which the Company or any of its subsidiaries is or has been a member has timely filed all Tax Returns (as defined below) required to be filed by it in the manner provided by law, has paid all Taxes (as defined below) (including interest and penalties) shown thereon to be due and has provided adequate reserves in its financial statements according to generally accepted accounting principles for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. All such Tax Returns were true, correct and complete in all material respects.

          (b) Except as has been disclosed in Schedule 3.11(b) to the Company Disclosure Letter: (i) no material claim for unpaid Taxes has become a lien or encumbrance of any kind against the property of the Company or any of its subsidiaries or is being asserted against the Company or any of its subsidiaries; (ii) as of the date hereof no audit of any Tax Return of the Company or any of its subsidiaries is being conducted by a Tax authority; and
(iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its subsidiaries and is currently in effect.

          (c) Except as disclosed in Schedule 3.11(c) of the Company Disclosure Letter, during their most recent five taxable years respectively, neither the Company nor any of its subsidiaries has made a change in accounting methods (nor has any taxing authority proposed in writing any such adjustment or change of accounting method), received a ruling from any taxing authority or signed an agreement with any taxing authority which could have a Material Adverse Effect on the Company or any of its subsidiaries, or has entered into any closing or similar agreement with any taxing authority.

          (d) Except as disclosed in Schedule 3.11(d) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement.

          (e) Except as disclosed in Schedule 3.11(e) of the Company Disclosure Letter, no power of attorney with respect to any matter relating to Taxes or Tax Returns has been granted by or with respect to the Company or any of its subsidiaries.

          (f) Neither the Company nor any of its subsidiaries has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) concerning collapsible corporations, or agreed to have Section 341(f)(2) of the code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its subsidiaries.

          (g) None of the subsidiaries of the Company is a controlled foreign corporation within the meaning of Section 957 of the Code or a passive foreign investment company within the meaning of Section 1296 of the Code.

          (h) Except as disclosed in Schedule 3.11(h) of the Company Disclosure Letter, the Company has delivered to Parent complete and accurate copies of each of: (A) all audit, examination and similar reports and all letter rulings and technical advice memoranda relating to United States federal, state, local and foreign Taxes due from or with respect to the Company and its subsidiaries; (B) all United States federal, state and local, and foreign Tax Returns, Tax examination reports and similar documents filed by the Company and its subsidiaries; and (C) all closing agreements entered into by the Company and its subsidiaries with any taxing authority and all statements of Tax deficiencies assessed against or agreed to by the Company and its subsidiaries. The Company will deliver to Purchaser all materials with respect to the foregoing for all matters arising after the date hereof.

              (i) As used in this Agreement, the following terms shall have the following meanings: "Taxes" shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority; "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

      SECTION 3.12: OFFER DOCUMENTS; PROXY STATEMENT.  Neither the Schedule 14D-
      -----------------------------------------------
9, nor any of the information supplied by the Company for inclusion in the Offer Documents, shall, at the respective times such Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (as defined in Section 6.1) or the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, is herein referred to as the "Proxy Statement"), shall, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders and at the time of the Stockholders Meeting, if any, and at the Effective Time, contain any untrue or misleading statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Purchaser or any of their respective representatives which is contained in the Schedule 14D-9 or the Proxy Statement. The Schedule 14D-9 and the Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

       SECTION 3.13: ENVIRONMENTAL MATTERS.
       -----------------------------------

          (a) Except as disclosed in Schedule 3.13(a) of the Company Disclosure Letter and to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually or in the aggregate, is not likely to have a Material Adverse Effect:

              (i) the Company and its subsidiaries are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws;

               (ii) the Company and its subsidiaries hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations and for any property owned, leased, or otherwise operated by any of them, and are, and within the period of all applicable statutes of limitation have been, in compliance with all such Environmental Permits;

               (iii) no review by, or approval of, any Governmental Authority or other person is required under any Environmental Law in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby;

               (iv) neither the Company nor any of its subsidiaries has received any Environmental Claim (as hereinafter defined) against any of them, and the Company has no knowledge of any such Environmental Claim being threatened;

               (v) to the knowledge of the Company, Hazardous Materials are not present on any property owned, leased, or operated by the Company or any of its subsidiaries, that is likely to form the basis of any Environmental Claim against any of them; and the Company has no reason to believe that Hazardous Materials are present on any other property that is likely to form the basis of any Environmental Claim against any of them;

               (vi) the Company has no knowledge of any material Environment Claim pending or threatened, or of the presence or suspected presence of any Hazardous Materials that is likely to form the basis of any Environmental Claim, in any case against any person or entity whose liability the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law. or against any real property which the Company or any of its subsidiaries formerly owned, leased, or operated, in whole or in part; and

               (vii) to the knowledge of the Company, the Company has informed Parent and Purchaser of: all material facts which the Company reasonably believes could form the basis of a material Environmental Claim against the Company or any of its subsidiaries arising out of the non-compliance or alleged non-compliance with any Environmental Law, or the presence or suspected presence of Hazardous Materials at any location.

          (b) For purposes of this Agreement, the terms below shall have the following meanings:

          "Environmental Claim" means any claim, demand, action, suit, complaint, proceeding, directive, investigation, lien, demand letter, or notice (written or oral) of noncompliance, violation, or liability, by any person or entity asserting liability or potential liability (including without limitation liability or potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Laws or Environmental Permits, or (iii) otherwise relating to obligations or liabilities under any Environmental Law.

          "Environmental Laws" means any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirement (including, without limitation, common law) of any foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of human health as affected by the environment or Hazardous Materials (including without limitation employee health and safety) or the environment (including without limitation indoor air, ambient air, surface water, groundwater, land surface, subsurface strata, or plant or animal species).

          "Environmental Permits" means all permits, licenses, registrations, approvals, exemptions and other filings with or authorizations by any Governmental Authority under any Environmental Law.

          "Governmental Authority" means any government, any state or other political subdivision thereof and any entity (including, without limitation, a court) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof), petroleum products, asbestos, asbestos-containing materials, pollutants, contaminants, radioactivity, electromagnetic fields and all other materials, whether or not defined as such, that are regulated pursuant to any Environmental Laws or that could result in liability under any applicable Environmental Laws.

       SECTION 3.14:  TITLE AND CONDITION OF PROPERTIES.
       ------------------------------------------------

          (a) Except as disclosed in Schedule 3.14(a) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries own any real property.

          (b) Except as disclosed in Schedule 3.14(b) of the Company Disclosure Letter, the Company or its subsidiaries, as the case may be, has good, valid, and, in the case of Owned Properties (as defined below), marketable fee simple title to: (i) all of the material real property and interests in real property owned by the Company or its subsidiaries, except for properties sold or otherwise disposed of in the ordinary course of business (the "Owned Properties"), and (ii) all of the material leasehold estates in all real properties leased by the Company or its subsidiaries, except leasehold interests terminated in the ordinary course of business (the "Leased Properties"; the Owned Properties and Leased Properties being sometimes referred to herein as the "Real Properties"), in each case except as disclosed in
Schedule 3.14 of the Company Disclosure Letter, free and clear of all mortgages, liens, security interests, easements, covenants, rights-of-way, subleases and other similar restrictions and encumbrances ("Encumbrances"), except for Encumbrances for current Taxes not yet due and payable.

          (c) Except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually or in the aggregate, are not likely to have a Material Adverse Effect or as disclosed in
Schedule 3.14(c) of the Company Disclosure Letter: (i) each of the agreements by which the Company has obtained a leasehold interest in each Leased Property (individually, a "Lease" and collectively, the "Leases") is in full force and effect in accordance with its respective terms and the Company or its subsidiary is the holder of the lessee's or tenant's interest thereunder; to the knowledge of the Company, there exists no default under any Lease and no circumstance exists which, with the giving of notice, the passage of time or both, is likely to result in such a default; the Company and its subsidiaries have complied with and timely performed all conditions, covenants, undertakings and obligations on their parts to be complied with or performed under each of the Leases; the Company and its subsidiaries have paid all rents and other charges to the extent due and payable under the Leases; (ii) there are no leases, subleases, licenses, concessions or any other contracts or agreements granting to any person or entity other than the Company or any of its subsidiaries any right to the possession, use, occupancy or enjoyment of any Real Property or any portion thereof; (iii) the current operation and use of the Real Properties does not violate any statute, law, regulation, rule, ordinance, permit, requirement, order or decree now in effect; the use being made of each Real Property at present materially conforms with the certificate of occupancy issued for such Real Property; (iv) there are no existing, or to the knowledge of the Company, threatened, condemnation or eminent domain proceedings (or proceedings in lieu thereof) affecting the Real Properties or any portion thereof; (v) no default or breach exists under any of the covenants, conditions, restrictions, rights-of-way, or easements, if any, affecting all or any portion of a Real Property, which are to be performed or complied with by the Company or any of its subsidiaries; and (vi) all the buildings, structures, equipment and other tangible assets of the Company (whether owned or leased) are in normal operating condition (normal wear and tear excepted).

          (d) Neither the Company nor any of its subsidiaries is obligated under or bound by any option, right of first refusal, purchase contract, or other contractual right to sell or dispose of any Owned Property or any portions thereof or interests therein which property, portions and interests, individually or in the aggregate, are material to the Company and its subsidiaries.

          (e) Except as disclosed in Schedule 3.14(e) of the Company Disclosure Letter, the Company and its subsidiaries own good and marketable title, free and clear of all Encumbrances, to all of the personal property and assets shown on the Company Financial Statements or acquired after December 31, 1997, except for
(A) assets which have been disposed
of to nonaffiliated third parties since December 31, 1997, in the ordinary course of business, (B) Encumbrances reflected in the Company Financial Statements, (C) liens for fees, taxes, levies, imposts, duties or governmental charges of any kind which are not yet delinquent, (D) liens for mechanics or materialmen arising by operation of law for sums which are not yet delinquent,
(E) easements and similar encumbrances ordinarily created for fuller utilization and enjoyment of property, (F) a security interest in favor of C.I.T., (G) Encumbrances or imperfections of title which will not, individually or in the aggregate, have a Material Adverse Effect.

          (f) All of the material equipment (including computer hardware) and other tangible personal property and assets owned or used by the Company and its subsidiaries are in operating condition and repair, except for ordinary wear and tear not caused by neglect, and are useable in the ordinary course of business. The personal property and assets reflected on the Financial Statements or acquired after December 31, 1997, the rights under Company agreements and the Intellectual Property (as defined in Section 3.16) owned or used by the Company under valid license, collectively include all assets necessary to provide, produce, franchise, sell and license the services and products currently provided, produced, franchised, sold and licensed by the Company and its subsidiaries and to conduct the business of the Company and its subsidiaries as presently conducted or as currently contemplated to be conducted.

      SECTION 3.15:  BROKERS.  No broker, finder or investment banker (other
      ----------------------
than the Financial Adviser) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to Parent information concerning the fee which will be payable to the Financial Advisor in connection with the transactions contemplated hereby.

      SECTION 3.16:  INTELLECTUAL PROPERTY.
      -------------------------------------

          (a) As used in this Agreement, "Intellectual Property" means all of the following, in which the Company holds or owns any rights which are necessary to conduct the business of the Company and its subsidiaries as presently conducted or as currently proposed to be conducted: (i) trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same; (ii) patents and pending patent applications, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof; (iii) copyrights, rights of publicity, rights in any semi-conductor chip product works or "mask works" and all registrations and applications to register the same; (iv) all computer software programs, including without limitation, all source code and object code; databases and compilations, including all data and compilations of data; all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and all documentation, including user manuals and training materials relating to the foregoing (collectively, "Computer Software"); (v) all technology, know-how, trade secrets and proprietary processes and formulae; and (vi) all licenses and agreements to which the Company or any of the subsidiaries is a party which relate to any of the foregoing, including but not limited to Computer Software licenses other than shrink-wrap licenses for off-the-shelf applications ("Licenses").

          (b) Except as disclosed in Schedule 3.16(b) of the Company Disclosure Letter, the Company or its subsidiaries owns or has the right to use, sell or license all Intellectual Property, free and clear of all Encumbrances. Section 3.16(b) of the Company Disclosure Letter contains a true and complete list of all the following Intellectual Property: (i) copyright registrations and applications and material unregistered copyrights; (ii) trademarks and service mark registrations and applications and material applications; (iii) Computer Software; and (iv) material Licenses.

          (c) Except as disclosed in Section 3.16(c) of the Company Disclosure Letter, all Computer Software (i) was developed (x) by employees of the Company or its subsidiaries within the scope of their employment or (y) as "works-made-for-hire" as that term is defined under Section 101 of the United States copyright laws, pursuant to a written agreement; (ii) was assigned to the Company or its subsidiaries pursuant to a written agreement; (iii) is used in written License; or (iv) is in the public domain. Except as set forth in
Section 3.16(c) of the Company Disclosure Letter, no former or present employees, officers or directors of the Company hold any right, title or interest directly or indirectly, in whole or in part, in or to any Computer Software or any other Intellectual Property.

          (d) No breach or default (or event which with notice or lapse of time or both would result in an event of default) by the Company or any of its subsidiaries exists under any of the Licenses, and the consummation of the transactions contemplated by this Agreement will not violate or conflict with or constitute such a default, result in a forfeiture under, or constitute a basis for termination of any such License.

          (e) Except as disclosed in Schedule 3.16(e) of the Company Disclosure Letter, to the Company's knowledge the conduct of the Company's and its subsidiaries' business and the use of the Intellectual Property do not infringe, violate or misuse any intellectual property rights or any other proprietary right of any person or give rise to any obligations to any person as a result of co-authorship, or co-inventorship. Neither the Company nor any of the subsidiaries have received any notice of any claims or threats that the Company's and its subsidiaries' use of any of the Intellectual Property infringes, violates or misuses, or is otherwise in conflict with any Intellectual Property or proprietary rights of any third party or that any of the Intellectual Property is invalid or unenforceable, nor to the Company's knowledge, is there a basis for such a claim. Except as disclosed in Schedule 3.16(e) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries has sent to any other person any notice or claim of any present or threatened infringement, violation or misuse by any other person of any of the Intellectual Property and, to the Company's knowledge, there are no such infringements, violations or misuses.

          (f) The Company and its subsidiaries have used reasonable efforts to maintain the confidentiality of its trade secrets and other confidential Intellectual Property.

      SECTION 3.17:  CONTRACTS.
      ------------------------

          (a) Each material Company agreement is disclosed in Schedule 3.17(a) of the Company Disclosure Schedule and is legally valid and binding and in full force and effect. The

Company has previously made available for inspection by Parent or Purchaser or their representatives all such material Company agreements.

          (b) Each contract, agreement or arrangement between the Company and any bank or financial institution with respect to borrowing funds or financing arrangements (the "Bank Product Agreements") is disclosed in Schedule 3.17(b) of the Company Disclosure Letter and is legally valid and binding and in full force and effect. The Company is not in default, nor to the Company's knowledge is any third party in default, under any Bank Product Agreement. The Company has previously made available for inspection by Parent or Purchaser or their representatives complete and accurate copies of all Bank Product Agreements.

      SECTION 3.18:  POTENTIAL CONFLICTS OF INTEREST.  Except as disclosed in
      ----------------------------------------------
Schedule 3.18 of the Company Disclosure Letter, no officer or director of the Company or any of its subsidiaries owns, directly or indirectly, any interest in (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any person which is a competitor, lessor, lessee, franchisee, customer or supplier of the Company or any of its subsidiaries; and no officer or director of the Company or any of its subsidiaries (i) owns, directly or indirectly, in whole or in part, any Intellectual Property which the Company or any of its subsidiaries is using or the use of which is necessary for the business of the Company or any of its subsidiaries; (ii) has any claim, charge, action or cause of action against the Company or any of its subsidiaries, except for claims for accrued vacation pay, accrued benefits under the Benefits Plans and similar matters and agreements existing on the date hereof which have been disclosed in Schedule 3.18 of the Company Disclosure Letter; (iii) has made, on behalf of the Company or any of its subsidiaries, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other person of which any officer or director of the Company, or, to the Company's knowledge, a relative of any of the foregoing, is a partner or stockholder (except stock holdings solely for investment purposes in securities of publicly held and traded companies); (iv) owes any money to the Company or any of its subsidiaries; (v) is owed any money by the Company or any of its subsidiaries; except for claims for accrued vacation pay, accrued benefits under the Benefits Plans and similar matters and agreements existing on the date hereof which have been disclosed in Schedule 3.18 of the Company Disclosure Letter; or (vi) is a party to any transaction, agreement, arrangement or understanding with the Company or any of its subsidiaries other than items arising out of the ordinary course of employment with the Company.

      SECTION 3.19: YEAR 2000 COMPLIANCE.  The reports set forth on Schedule
      ----------------------------------
3.19 of the Company Disclosure Letter regarding Year 2000 compliance are, to the Company's knowledge, true and correct in all material respects.

                                  ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

     Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

       SECTION 4.1:  CORPORATE ORGANIZATION.  Each of Parent and Purchaser is a
       ------------------------------------
corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals is not, individually or in the aggregate, likely to prevent the consummation of the Offer or the Merger. Each of Parent and Purchaser is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such licensing necessary, except for such failures to be so qualified or licensed and in good standing as are not likely to have a Material Adverse Effect.

       SECTION 4.2:  AUTHORITY RELATIVE TO THIS AGREEMENT.  Each of Parent and
       --------------------------------------------------
Purchaser has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Purchaser and the consummation by each of Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Purchaser other than filing and recordation of appropriate merger documents as required by the DGCL and the VSCA. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each such corporation enforceable against such corporation in accordance with its terms.

      SECTION 4.3:  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.
      --------------------------------------------------------

          (a) The executions and delivery of this Agreement by Parent and Purchaser do not and the performance of this Agreement by Parent and Purchaser will not: (i) conflict with or violate the respective articles of incorporation or by-laws of Parent or Purchaser; (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i), (ii) and (iii) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Purchaser or by which either of them or their respective properties are bound or affected; or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any of their respective properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which are not, individually or in the aggregate, likely to prevent or materially delay the consummation of the Offer or the Merger.

          (b) The execution, delivery and performance of this Agreement by Parent and Purchaser do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory authority, except (i) for applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, the HSR Act, state securities, takeover and "blue sky" laws, (ii) the filing and recordation of appropriate merger or other documents as required by the DGCL, and (iii) such consents, approvals, authorizations, permits, actions, filings or notifications the failure of which to make or obtain are not, individually or in the aggregate, likely to prevent the consummation of the Offer or the Merger.

     SECTION 4.4:  OFFER DOCUMENTS; PROXY STATEMENT.  The Offer Documents, as
     ----------------------------------------------
filed pursuant to Section 1.1, will not, at the time such Offer Documents are filed with the SEC or are first published, sent or given to stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent and Purchaser for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders, at the time of the Stockholders Meeting (as defined in Section 6.1), if any, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state a material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in or incorporated by reference in any of the foregoing documents or the Offer Documents. The Offer Documents, as amended and supplemented, will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

      SECTION 4.5:  BROKERS.  No broker, finder or investment banker (other
      ---------------------
than Ewing Monroe Bemiss & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Purchaser.

      SECTION 4.6:  FUNDS.  Parent or Purchaser has, and at the Expiration Date
      -------------------
and at the Effective Time, will have the funds necessary to consummate the Offer and the Merger, respectively. The Company has been provided with a true and accurate copy of commitment letters duly executed by all parties thereto evidencing the availability of such funds, which Parent currently anticipates will be used to consummate the Offer and the Merger.

      SECTION 4.7:  NO PRIOR ACTIVITIES.  Except for obligations or liabilities
      ---------------------------------
incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing), Purchaser has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

                                   ARTICLE V

                    CONDUCT OF BUSINESS PENDING THE MERGER

      SECTION 5.1:  CONDUCT OF BUSINESS OF THE COMPANY PENDING THE MERGER.  The
      -------------------------------------------------------------------
Company covenants and agrees that, during the period from the date hereof to the Effective Time, unless Parent shall otherwise agree in writing, the businesses of the Company and its subsidiaries shall be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company and its subsidiaries shall each use its reasonable best efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations to the end that the Company's and its subsidiaries' goodwill and ongoing business shall be unimpaired at the Effective Time. By way of amplification and not limitation, neither the Company nor any of its subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or commit to do, any of the following without the prior written consent of Parent:

          (a) Amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

          (b) Except as disclosed in Schedule 5.1(b) of the Company Disclosure Letter, issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, (i) any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of the Company or any of its subsidiaries or (ii) any material assets of the Company or any of its subsidiaries, except for sales of inventory in the ordinary course of business and in a manner consistent with past practice;

          (c) Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock except as disclosed in Schedule 5.1(c) of the Company Disclosure Letter;

          (d) Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (e) (i) Acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money (except for drawdowns on the Company's existing credit facility in the ordinary course of business consistent with past practice) or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person; (iii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice; (iv) authorize any single capital expenditure except (A) as set forth in Schedule 5.1(e)(iv) of the Company Disclosure Letter, which letter includes the Company's capital expenditure budget, (B) with the prior approval of Purchaser or Parent, such approval not to be unreasonably withheld, or (C) in an amount not exceeding $100,000 for the emergency repair or replacement of the plant facility necessary to continue operation of the plant in the normal course of business; or (v) authorize several capital expenditures pursuant to clause
(iv)(C) immediately above in an aggregate amount exceeding $300,000.

          (f) Except to the extent required under existing Company plans and employee and director agreements as in effect on the date of this Agreement and disclosed in the Company Disclosure Letter, increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of employees of the Company or its subsidiaries who are not officers of the Company in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans to or enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of its subsidiaries, or establish, adopt, enter into or amend or terminate any collective bargaining agreement or Company Plan, including, but not limited to, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

          (g) Change any of the accounting practices or principles used by it;

          (h) Make any material Tax election, change any material method of Tax accounting or settle or compromise any material federal, state, local or foreign Tax liability;

          (i) Settle or compromise any pending or threatened suit, action or claim which is material or which relates to the transactions contemplated hereby;

          (j) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries not constituting an inactive subsidiary (other than the Merger);

          (k) Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (i) in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Company Financial Statements or incurred in the ordinary course of business and consistent with past practice and (ii) of liabilities required to be paid, discharged or satisfied pursuant to the terms of any contract in existence on the date hereof (including, without limitation, benefit plans relating to directors); or

          (l) Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 5.1(a) through 5.1(k) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue and incorrect as of the date when made if such action had then been taken, or would result in any of the conditions set forth in Annex A not being satisfied.

      SECTION 5.2: NO AMENDMENT OF THE RIGHTS AGREEMENT.  Subsequent to the
      -------------------------------------------------
Rights Amendment, the Company shall not amend or modify the Rights Agreement to change the status of Parent or Purchaser as an Exempt Person or the meaning and effect of such status.


                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

      SECTION 6.1:  STOCKHOLDERS MEETING.
      ----------------------------------

          (a) If Shares are purchased in the Offer and adoption of this Agreement by the Company's stockholders is required, by applicable law, the Company's Certificate of Incorporation or Bylaws, to occur at a duly convened meeting of the Corporation's stockholders, the Company, acting through its Board of Directors, shall in accordance with and subject to applicable law and the Company's Certificate of Incorporation and By-Laws, (i) duly call, give notice of, convene and hold a meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of adopting this Agreement (the "Stockholders Meeting"), (ii) include in the Proxy Statement the unanimous recommendation of the Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the written opinion of the Financial Adviser that the consideration to paid to the stockholders of the Company pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view and (iii) use its reasonable best efforts to obtain the necessary adoption of this Agreement.

          (b) If Shares are purchased in the Offer and adoption of this Agreement by the Company's stockholders may, by applicable law, the Company's Certificate of Incorporation and By-Laws, occur by written consent of the holders of a majority of the Shares entitled to vote on such adoption (the "Written Consent"), then, subject to the Company's obligations with respect to the preparation, filing, and dissemination of the Proxy Statement (which, in such case, shall be an information statement prepared in accordance with the Exchange Act and the rules and regulations thereunder) as set forth in Section
6.2 below, Purchaser shall execute the Written Consent and take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such purchase of Shares in the Offer.

          (c) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90% of the outstanding Shares, the Company agrees, at the request of Purchaser, subject to Article VII, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders, in accordance with Section 253 of the DGCL.

      SECTION 6.2:  PROXY STATEMENT.  If required by applicable law, as soon as
      -----------------------------
practicable following Parent's request, the Company shall file with the SEC under the Exchange Act and the rules and regulations promulgated thereunder, and shall use its reasonable best efforts to have cleared by the SEC, the Proxy Statement with respect to the Stockholders Meeting. Parent, Purchaser and the Company will cooperate with each other in the preparation of the Proxy Statement; without limiting the generality of the foregoing, each of Parent and Purchaser will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof filed by it and cause such Proxy Statement to be mailed to the Company's stockholders at the earliest practicable time.

      SECTION 6.3:  COMPANY BOARD REPRESENTATION; SECTION 14(F).
      ---------------------------------------------------------

          (a) Promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as shall give Purchaser representation on the Board of Directors equal to the product of the total number of directors on such Board (giving effect to the directors elected pursuant to this sentence and including any vacancies or unfilled newly-created directorships) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser bears to the total number of Shares then outstanding, and the Company shall amend, or cause to be amended its by-laws to provide for each of the matters set forth in this Section 6.3 and shall, at such time, promptly take all action necessary to cause Purchaser's designees to be so elected, including either increasing the size of the Board of Directors or securing the resignations of incumbent directors or both. At such times, the Company will use its reasonable best efforts to cause persons designated by Purchaser to constitute the same percentage as is on the board of (i) each committee of the Board of Directors, (ii) each board of directors of each subsidiary of the Company and (iii) each committee of each such board, in each case only to the extent permitted by law. Until Purchaser acquires a majority of the outstanding Shares on a fully diluted basis, the Company shall use its reasonable best efforts to ensure that all the members of the Board of Directors and such boards and committees as of the date hereof who are not employees of the Company shall remain members of the Board of Directors and such boards and committees.

          (b) The Company's obligations to appoint Purchaser's designees to its Board of Directors (or to any committee of its Board of Directors or to the board of directors or any committee thereof of any subsidiary of the Company) pursuant to subsection (a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 6.3 and shall include in the Schedule 14D-9 or a separate Rule 14f-1 information statement provided to stockholders such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section 6.3. Parent or Purchaser will supply to the Company and be solely responsible for the accuracy and completeness of any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

          (c) In addition to any vote of the Board of Directors required by law, the Certificate of Incorporation or the By-laws of the Company, or by this Agreement, following the election or appointment of Purchaser's designees pursuant to this Section 6.3 and prior to the Effective Time, the concurrence of a majority of the directors of the Company then in office who are neither designated by Purchaser nor are employees of the Company (the "Disinterested Directors") will be required to authorize any amendment, or waiver of any term or condition, of this Agreement or the Certificate of Incorporation or By-Laws of the Company, any termination of this Agreement by the Company, and any extension by the Company of the time for the performance of any of the obligations or other acts of Purchaser or waiver or assertion of any of the Company's rights hereunder. Notwithstanding Section 6.3(a) hereof, the number of Disinterested Directors shall be not less than two; provided, however, that,
                                                       --------  -------
in such event, if the number of Disinterested Directors is reduced below two for any reason, the remaining Disinterested Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Disinterested Directors for purposes of this Agreement, or if no Disinterested Directors then remain, the other directors who were directors prior to the date hereof shall designate two persons to fill such vacancies who cannot be officers or affiliates of the Company, Parent or Purchaser, and such persons shall be deemed to be Disinterested Directors for purposes of this Agreement.

      SECTION 6.4:  ACCESS TO INFORMATION; CONFIDENTIALITY.
      ----------------------------------------------------

          (a) From the date hereof to the Effective Time, upon reasonable prior notice, the Company shall, and shall cause its subsidiaries, officers, directors, employees, and shall use its reasonable best efforts to cause its auditors and other agents to, afford the officers, employees, auditors and other agents of Parent, and financing sources who shall agree to be bound by the provisions of this Section 6.4 as though a party hereto, complete access, consistent with applicable law, at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities and to all books and records, and shall furnish Parent and such financing sources with all financial, operating and other data and information as Parent, through its officers, employees or agents, or such financing sources may from time to time reasonably request. Notwithstanding the foregoing, any such investigation or consultation shall be conducted, where possible, during normal business hours and, in each case, in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries.

          (b) As soon as practicable after the date of this Agreement, Company and Parent shall cooperate in good faith to develop a plan (the "Plan") with respect to the communications with their respective employees and the employees of their respective subsidiaries regarding the transactions contemplated by this Agreement. Prior to consummation of the Offer, Parent shall coordinate any communications to the Company's employees (including employees of the Company's subsidiaries) through the officers of the Company and in a manner that will not disrupt the operations of the Company.

          (c)  All information obtained by Parent and Purchaser pursuant to this
Section 6.4 shall be kept confidential in accordance with that certain letter agreement, dated July 20, 1998 (the "Parent Confidentiality Agreement"), between Parent and the Financial Advisor as agent for the Company.

     SECTION 6.5:  NO SOLICITATION OF TRANSACTIONS. The Company, its affiliates
     ---------------------------------------------
and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with or involving the Company or any of its subsidiaries. At any time prior to consummation of the Offer, the Company may, directly or indirectly, furnish information and access, in each case only in response to a request for such information or access to any person made after the date hereof that was not solicited, initiated or knowingly encouraged by the Company or any of its affiliates or any of its or their respective officers, directors, employees, representatives or agents after the date hereof, pursuant to appropriate confidentiality agreements containing terms and conditions (including standstill provisions) that are no less favorable than the terms and conditions contained in the Parent Confidentiality Agreement. Additionally, the Company, its affiliates, officers, directors employees or representatives, may participate in discussions and negotiate with such person concerning any merger, sale of assets, sale of shares of capital stock or similar transaction (including an exchange of stock or assets) involving the Company or any subsidiary or division of the Company, only if such person has submitted a proposal to the Board of Directors of the Company relating to any such transaction and the Board by a majority vote determines in good faith, based upon the advice of outside counsel to the Company, that failing to take such action is reasonably likely to constitute a breach of the Board of Director's fiduciary duty under applicable law. The Board of Directors shall provide a copy of any such written proposal to Parent immediately after receipt thereof (except such written proposal shall be provided to Parent by 10:30 a.m. on the next business day in cases where such written proposal is not received during normal business hours) and shall notify Parent immediately if any proposal (oral or written) is made (except Parent shall be notified by 10:30 a.m. on the next business day in cases where such proposal is not received during normal business hours) and shall in such notice, indicate in reasonable detail the identity of the offeror and the terms and conditions of any proposal and shall keep Parent promptly advised of all developments which could reasonably be expected to culminate in the Board of Directors withdrawing, modifying or amending its recommendation of the Offer, the Merger and the other transactions contemplated by this Agreement. Except as set forth in this Section 6.5, neither the Company or any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, solicit, initiate or knowingly encourage discussions or negotiations with, any corporation, partnership, person or other entity or group (other than Parent and Purchaser, any affiliate or associate of Parent and Purchaser or any designees of Parent or Purchaser) concerning any merger, sale of any material portion or assets, sale of any shares of capital stock or similar transactions (including an exchange of stock or assets) involving the Company or any subsidiary or division of the Company. Nothing in this Section 6.5 shall prevent the Board of Directors from taking, and disclosing to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided, further, that the Board of Directors shall not recommend that the stockholders of the Company tender their Shares in connection with any such tender offer unless the Board by majority vote shall have determined in good faith, based upon the advice of outside counsel to the Company, that failing to take such action is reasonably likely to constitute a breach of the Board of Director's fiduciary duty under applicable law. The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party, unless the Board of Directors determines, based upon the advice of outside counsel, that the failure to make such release or waiver is reasonably likely to constitute a breach of the Board of Director's fiduciary duties under applicable law.

     SECTION 6.6:  EMPLOYEE MATTERS.
     ------------------------------

          (a) On and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to promptly pay or provide when due all compensation and benefits earned through or prior to the Effective Time as provided pursuant to the terms of any compensation arrangements, employment agreements and employee or director benefit plans, programs and policies in existence as of the date hereof for all employees (and former employees) and directors (and former directors) of the Company and its subsidiaries (including all compensation and benefits earned through the Effective Time pursuant to the Company Plans disclosed in the Company Disclosure Letter). Parent and the Company agree that the Surviving Corporation and its subsidiaries shall pay promptly or provide when due all compensation and benefits required to be paid pursuant to the terms of any individual agreement with any employee, former employee, director or former director in effect as of the date hereof and disclosed in the Company Disclosure Letter.

          (b) If employees of the Surviving Corporation and its subsidiaries become eligible to participate in a medical, dental or health plan of Parent or its subsidiaries, Parent shall cause such plan to (i) waive any preexisting condition limitations for conditions covered under the applicable medical, health or dental plans of the Company and its subsidiaries and (ii) honor any deductible and out-of-pocket expenses incurred by the employees and their beneficiaries under such plans during the portion of the calendar year prior to such participation.

          (c) The Surviving Corporation shall perform all of Company's obligations under and pursuant to the Union Contract.

          (d) Nothing in this Section 6.6 shall require the continued employment of any person or, with respect to clause (c) hereof, prevent the Company and/or the Surviving Corporation and their subsidiaries from taking any action or refraining from taking any action that the Company and its subsidiaries prior to the Effective Time, could have taken or refrained from taking.

          (e) The Surviving Corporation shall pay management bonuses of up to an aggregate of $600,000 for the fiscal year 1998, in accordance with past practices and pursuant to the direction and discretion of Timothy R. Duke, to the extent that such bonuses have been accrued on the Company's unaudited interim financial statements for the nine-month period ended September 30, 1998.

     SECTION 6.7:  DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.
     ---------------------------------------------------------------------

          (a) The Articles of Incorporation and By-Laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Certificate of Incorporation and By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of 6 years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Effective Time were directors, officers or employees of the Company.

          (b) For 6 years after the Effective Time, the Surviving Corporation will indemnify and hold harmless each present and former director and officer of the Company (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") (but only to the extent such Costs are not otherwise covered by insurance and paid) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (collectively, "Claims"), arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law (and the Surviving Corporation will also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

          (c)  Any Indemnified Party wishing to claim indemnification under
Section 6.7(b), upon learning of any such Claim, shall promptly notify Parent thereof.

          (d) Parent shall, or shall cause, the Surviving Corporation to maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of 6 years after the Effective Time so long as the annual premium therefor is not in excess of twice the current premium (the "Maximum Premium"); provided, however, if the existing D&O Insurance expires, or
                    --------  -------
is terminated or canceled by the insurance carrier during such period, the Surviving Corporation will use its reasonable best efforts to obtain as much D&O Insurance and, to the extent possible, covering substantially the same matters that were covered under the D&O Insurance as in effect on the date hereof, as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of the Maximum Premium.

          (e) If the Surviving Corporation or Parent or any of their respective successors or assigns, (i) reorganizes or consolidates with or merges into any other person and is not the resulting, continuing or surviving corporation or entity of such consolidation or merger or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person, then, and in each such case, prior to such action, proper provision will be made so that the successors and assigns of such party assume the obligations of Surviving Corporation or Parent hereunder, as applicable.

     SECTION 6.8:  NOMINATION OF TIMOTHY R. DUKE.  Upon acceptance and payment
     -------------------------------------------
for the Shares in the Offer, Parent, acting through its Board of Directors, shall cause its Board of Directors to be expanded and shall appoint Timothy R. Duke to fill the vacancy created by such expansion. Thereafter, Parent shall cause Timothy R. Duke to be nominated as a director nominee for consideration by Parent's stockholders at the next regularly scheduled annual meeting of Parent's stockholders.

     SECTION 6.9:  NOTIFICATION OF CERTAIN MATTERS. The Company shall give
     ---------------------------------------------
prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence or non-occurrence of (i) any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 6.10: FURTHER ACTION; REASONABLE BEST EFFORTS.
     -----------------------------------------------------

          (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including but not limited to (i) cooperation in the preparation and filing of the Offer Documents, the Schedule 14D-9, the Proxy Statement, any required filings under the HSR Act and any amendments to any thereof, (ii) cooperation with respect to consummating the financing for the Offer and the Merger and (iii) using its reasonable best efforts to promptly make all required regulatory filings and applications including, without limitation, responding promptly to requests for further information and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries and Parent and its subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Offer and the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such necessary action.

          (b) The Company and Parent each shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their subsidiaries, from any governmental authority with respect to the Offer or the Merger or any of the other transactions contemplated by this Agreement. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other antitrust law.

          (c) Each party shall timely and promptly make all filings which are required under the HSR Act and Parent shall pay the filing fee. Each party will furnish to the other such necessary information and reasonable assistance as it may request in connection with its preparation of such filings. Each party will supply the other with copies of all correspondence, filings or communications between such party or its representatives and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby.

     SECTION 6.11:  PUBLIC ANNOUNCEMENTS.  The parties agree that the initial
     -----------------------------------
press release announcing the execution of this Agreement shall be a joint release approved by all parties. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer or the Merger and shall not issue any such press release or make any such public statement prior to such consultation and prior to approval by Parent, except as may be required by law or any listing agreement with its securities exchange.

     SECTION 6.12:  DISPOSITION OF LITIGATION.
     ----------------------------------------

          (a) The Company shall not settle any litigation currently pending, or commenced after the date hereof, against the Company or any of its directors by any stockholder of the Company relating to the Offer or this Agreement, without the prior written consent of Parent (which shall not be unreasonably withheld).

          (b) The Company shall not voluntarily cooperate with any third party that has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Offer or the Merger and shall cooperate with Parent and Purchaser to resist any such effort to restrain or prohibit or otherwise oppose the Offer or the Merger, unless the Board of Company, based upon the advice of outside legal counsel, determines that such cooperation is mandatory in order to comply with its fiduciary duties.

     SECTION 6.13:  COMMITMENT LETTER. Parent covenants and agrees that, during
     --------------------------------
the period from the date hereof to the Effective Time, unless the Company shall otherwise agree in writing, it shall operate its business, and cause each of its subsidiaries and affiliates, including Purchaser, to operate their respective businesses, in a manner so as not to materially impact its ability to borrow the monies contemplated to be loaned to it or them as set forth in the Commitment Letter. By way of example, and not of limitation, Parent agrees that neither it, nor any of its subsidiaries or affiliates (including Purchaser) will (i) enter into any financing transaction (other than the sale of common equity for cash consideration resulting in gross proceeds per share equal to the fair market value of such common equity) or any merger, consolidation, or purchase or sale of a substantial portion of the equity or assets, with or of any other person or entity, or (ii) enter into any recapitalization, reorganization, liquidation or dissolution, to the extent that any such action under clauses (i) or (ii) hereof would materially and adversely impact Parent's ability to borrow funds pursuant to the Commitment Letter. From and after the date hereof and continuing until completion of the Merger, or the earlier termination of this Agreement in accordance with its terms, Parent and Purchaser agree to use the funds currently available under Parent's existing revolving credit facility with First Union National Bank, as Agent, and Wachovia Bank of North Carolina, N.A., as co-Agent (the "Revolving Credit Facility"), solely to fund the purchase of Shares pursuant to the Offer and the payment of the Merger Consideration. Parent and Purchaser jointly and severally represent and warrant to the Company that, on the date hereof, there is at least $30,000,000 of availability under the Revolving Credit Facility. Additionally, Parent and Purchaser jointly and severally represent and warrant to the Company that, on the date hereof, Parent has unrestricted cash on its balance sheet of at least $20,000,000 (the "Minimum Cash Balance"), and covenants and agrees that the Minimum Cash Balance shall be used by Parent and Purchaser solely to fund the purchase of Shares pursuant to the Offer and the payment of the Merger Consideration.


                                  ARTICLE VII

                             CONDITIONS OF MERGER

     SECTION 7.1:  CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER.
     -------------------------------------------------------------------------
The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) If required by the DGCL, this Agreement shall have been adopted by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with the Company's Certificate of Incorporation and the DGCL.

          (b) No statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States, foreign, federal or state court or governmental authority that prohibits, restrains, enjoins or restricts the consummation of the Merger; provided,
                                                                --------
however, that prior to invoking this condition each party agrees to comply with
-------
Section 6.10.

          (c) Purchaser shall have purchased all Shares validly tendered pursuant to the Offer (except that payment for all validly tendered Shares is not a condition to Parent's or Purchaser's obligation if Purchaser fails to accept for payment and pay for any Shares in violation of the terms of the Offer or this Agreement).

          (d) Any waiting period applicable to the Merger under the HSR Act shall have terminated or expired.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.1:  TERMINATION.  This Agreement may be terminated and the
     -------------------------
transactions contemplated herein may be terminated and abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

          (a)  By mutual written consent of Parent, Purchaser and the Company;

          (b) By either of Purchaser or Parent or of the Company if, by the Outside Date, any of the Offer Conditions (as defined in Annex A) has not been satisfied or (except with respect to the Minimum Condition) has not been waived by Purchaser;

          (c) By the Company prior to the purchase of Shares pursuant to the Offer, if (i) there has been a material breach of any representation, warranty, covenant or agreement on the part of Parent or Purchaser contained in this Agreement that materially adversely affects Parent's or Purchaser's ability to consummate (or materially delays commencement or consummation of) the Offer and that has not been cured prior to the earlier of (A) 10 business days following notice of such breach by the Company to Parent and Purchaser and (B) two business days prior to the Expiration Date or (ii) Purchaser has (x) terminated the Offer or (y) failed to pay for Shares pursuant to the Offer;

          (d) By the Company if, prior to the purchase of Shares pursuant to the Offer, any person has made a bona fide offer to acquire the Company (i) that the Board of Directors of the Company determines in its good faith judgment is more favorable to the Company's stockholders than the Offer and the Merger and
(ii) as a result of which the Board of Directors determines in good faith, based upon the advice of outside counsel, that the failure to terminate this Agreement is reasonably likely to constitute a breach of the Board's fiduciary obligations under applicable law, provided that such termination under this paragraph shall
                      --------
not be effective until the Company has made payment of the full fee and expense reimbursement required by Section 8.3;

          (e) By Parent prior to the purchase of Shares pursuant to the Offer, if (1) there has been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement that is likely to have a Material Adverse Effect and that has not been cured prior to the earlier of (A) 10 business days following notice of such breach and (B) two business days prior to the date on which the Offer expires; (2) the Board of Directors of the Company has (x) modified (including by amendment of the Schedule 14D-9) in a manner adverse to Purchaser or withdrawn its approval or recommendation of the Offer, this Agreement or the Merger, (y) approved or recommended another offer or transaction pursuant to, or otherwise knowingly and intentionally breached in a material manner the provisions of, Section 6.5, or
(z) amended the Rights Agreement to facilitate an offer by any other person to acquire the Company, or has resolved to effect any of the foregoing; (3) there has been, solely as a result of the operation of the Rights Agreement, a material breach of any representation, warranty, covenant or agreement contained in Section 3.3 or Section 3.4, which material breach has not been cured by the earlier of (X) the Outside Date or (Y) 20 days after receipt by the Company of notice of such breach from Parent or Purchaser; or (4) there has been a material breach of any representation, warranty, covenant or agreement contained in Section 3.5(c) or Section 5.2; or

          (f) By Parent or the Company, upon the entry or issuance of any order, preliminary or permanent injunction, decree, judgment or ruling in any action or proceeding before any court or governmental, administrative or regulatory authority or agency, or any statute, rule or regulation enacted, entered, enforced, promulgated, amended or issued that is applicable to Parent, Purchaser, the Company or any subsidiary or affiliate of Purchaser or the Company or the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency that is likely to have the effect of: (i) making illegal or otherwise directly or indirectly restraining or prohibiting the making of the Offer in accordance with the terms of this Agreement, the acceptance for payment of, or payment for, some of or all the Shares by Purchaser or any of its affiliates or the consummation of the Merger; (ii) prohibiting the ownership or operation of the Company and its subsidiaries by Parent or any of Parent's subsidiaries, (iii) imposing material limitations on the ability of Parent, Purchaser or any of Parent's affiliates effectively to acquire or hold or to exercise in all material respects full rights of ownership of the Shares, including without limitation the right to vote any Shares acquired or owned by Parent or Purchaser or any of its affiliates on all matters properly presented to the stockholders of the Company, including, without limitation, the adoption of this Agreement or the right to vote any shares of capital stock of any subsidiary directly or indirectly owned by the Company; or (iv) requiring divestiture by Parent or Purchaser or any of their affiliates of any Shares.

     SECTION 8.2:  EFFECT OF TERMINATION.  In the event of the termination of
     -----------------------------------
this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 8.3 and Section 9.1; provided, however, that the payment of
                                          --------  -------
the Termination Fee (as defined in Section 8.3(a) below) pursuant to Section 8.3(a)(i) shall be considered with respect to the calculation of any damages resulting from any such willful breach by the Company. Notwithstanding anything herein to the contrary, nothing in this Section 8.2 shall relieve any party from liability for fraud or breach of any covenant, agreement or any other term in this Agreement. If this Agreement is terminated by the Company and a Termination Fee is paid pursuant to Section 8.3(a)(i)(B) or Section 8.3(a)(ii), the Termination Fee shall be deemed to be liquidated damages rather than a penalty, and shall constitute the total damages and sole remedy of Parent and Purchaser upon any such termination.

     SECTION 8.3:  FEES AND EXPENSES.
     -------------------------------

          (a)  If (i) the Company terminates this Agreement (A) pursuant to
Section 8.1(d) or (B) in a manner or for a reason not expressly permitted by
Section 8.1 or (ii) Parent terminates this Agreement pursuant to Section 8.1(e)(2), Section 8.1(e)(3) or Section 8.1(e)(4), then the Company shall pay to Parent, within three business days following termination of this Agreement a fee, in cash, of $5,000,000 (the "Termination Fee"). If, from and after July 20, 1998, and prior to the purchase of Shares pursuant to the Offer, (1) any other person has made a bona-fide offer to acquire at least 50% of the Shares or substantially all of the assets of the

Company, or otherwise to acquire the Company (the "Third-Party Offer"), at a price per Share (or the equivalent price per Share, in the case of an asset purchase) (x) that is higher on its face than the price per Share to be paid in the Offer or (y) that the Company determines, based upon the advice of its Financial Advisor, is higher than the price per Share to be paid in the Offer,
(2) the Offer remains outstanding until the Outside Date but is not consummated solely as a result of the failure of the Minimum Condition and (3) the Third-Party Offer is consummated within 180 days of the termination of this Agreement, then the Company shall pay to Parent, within three business days following the consummation of the Third Party Offer, the Termination Fee. The Company in no event shall be obligated to pay more than one such fee with respect to all such agreements and occurrences.

          (b) Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

     SECTION 8.4:  AMENDMENT.  Subject to Section 6.3, this Agreement may be
     -----------------------
amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after adoption of the Agreement by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.5:  WAIVER.  Subject to Section 6.3, at any time prior to the
     --------------------
Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.


                                  ARTICLE IX

                              GENERAL PROVISIONS

     SECTION 9.1:  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.
     ------------------------------------------------------------------------
The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Section 8.1, as the case may be, except that the agreements set forth in Article II, Section 6.6, Section 6.7, and Section 6.8 and Article IX shall survive the Effective Time and those set forth in Section 5.2, Section 6.4, Section 8.3 and
Article IX, as well as the Parent Confidentiality Agreement, shall also survive termination of this Agreement.

     SECTION 9.2:  NOTICES. All notices, requests, claims, demands and other
     ---------------------
communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or United States express mail (postage prepaid, return receipt requested) or by overnight courier service guaranteeing next business day delivery (charges prepaid) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          if to Parent or Purchaser:

               Roanoke Electric Steel Corporation
               102 Westside Blvd., N.W.
               P.O. Box 13948
               Roanoke, Virginia  24038-3948
               Attention:  Donald G. Smith
               Telecopy:  (540) 342-9437

          with additional copies to:

               Woods, Rogers & Hazlegrove, P.L.C.
               First Union Tower, Suite 1400
               10 South Jefferson Street
               P.O. Box 14125
               Roanoke, Virginia  24038-4125
               Attention:  Heman A. Marshall, III, Esq.
               Telecopy:  (540) 983-7711

          if to the Company:

               Steel of West Virginia, Inc.
               P.O. Box 2547
               Huntington, West Virginia  25726
               Attention:  Timothy R. Duke
               Telecopy:  (304) 529-1479

          with a copy to:

               Sierchio & Albert, P.C.
               41 East 57th Street
               Floor 39 - At Madison Avenue, Penthouse A
               New York, New York  10022
               Attention:  Stephen A. Albert, Esq.
               Telecopy:   (212) 446-9504

          with a further copy to:

               Pepper Hamilton LLP
               3000 Two Logan Square
               18th & Arch Streets
               Philadelphia, Pennsylvania  19103

               Attention:  James D. Epstein, Esq.
               Telecopy:  (215) 981-4750

     SECTION 9.3:  CERTAIN DEFINITIONS. For purposes of this Agreement, the
     ---------------------------------
term:

          "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          "beneficial owner" with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares; provided, however, that no person nor any affiliate or associate of such person shall be deemed to be the beneficial owner of any securities by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, and with respect to which shares neither such person nor any such affiliate or associate is otherwise deemed the beneficial owner.

          "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

          "generally accepted accounting principles" shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case applied on a basis consistent with the manner in which the audited financial statements for the fiscal year of the Company ended December 31, 1997 were prepared;

          "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

          "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 9.4:  SEVERABILITY. If any term or other provision of this
     --------------------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     SECTION 9.5:  ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, together with
     ------------------------------------------
the other agreements referenced herein (including the Parent Confidentiality Agreement), constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their respective rights and obligations hereunder to any direct or indirect wholly owned subsidiary or subsidiaries of Parent, provided that no such assignment shall relieve the assigning party of its obligations.

     SECTION 9.6:  PARTIES IN INTEREST. This Agreement shall be binding upon
     ---------------------------------
and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, except for the provisions of Sections 6.6(c) and 6.7, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.7:  GOVERNING LAW. This Agreement shall be governed by, and
     ---------------------------
construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 9.8:  HEADINGS. The descriptive headings contained in this
     ----------------------
Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.9:  COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be
     ------------------------------------------------
executed in one or more counterparts (including facsimile signatures), and by the different parties hereto in separate counterparts (including facsimile signatures), each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 9.10: SPECIFIC PERFORMANCE. The parties agree that irreparable
     ----------------------------------
damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the U.S. District Court for the Western District of Virginia, Roanoke Division or the Circuit Court for the City of Roanoke, Virginia, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of such courts in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in City of Roanoke, and (iv) consents to service being made through the notice procedures set forth in Section 9.2.




               [THE REST OF THIS PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                   ROANOKE ELECTRIC STEEL CORPORATION


                                   By: /s/ Donald G. Smith
                                      -------------------------------
                                   Name:   Donald G. Smith
                                   Title:  President


                                   SWVA ACQUISITION, INC.


                                   By: /s/ Donald G. Smith
                                      --------------------------------
                                   Name:
                                   Title:


                                   STEEL OF WEST VIRGINIA, INC.


                                   By: /s/ Timothy R. Duke
                                      --------------------------------
                                   Name:   Timothy R. Duke
                                   Title:  President

                                    ANNEX A

                               OFFER CONDITIONS

     The capitalized terms used in this Annex A have the meanings set forth in the attached Merger Agreement.

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and Purchaser may postpone the acceptance for payment or payment for any Shares tendered pursuant to the Offer, and Purchaser may terminate the Offer (whether or not Purchaser has purchased or paid for any Shares) to the extent permitted by the Merger Agreement unless the following conditions (the "Offer Conditions") have been satisfied:

          (1) at the expiration of the Offer, a number of Shares that constitutes more than 50% of the voting power (determined on a fully-diluted basis) on the date of purchase of all the securities of the Company entitled to vote generally in the election of directors or in a merger has been validly tendered in the Offer and not properly withdrawn prior to the expiration of the Offer (the "Minimum Condition");

          (2) all of the representations and warranties of the Company set forth in the Merger Agreement that are qualified by reference to a Material Adverse Effect are true and correct, and any such representations and warranties that are not so qualified are true and correct in all respects except in any respect that is not likely to have a Material Adverse Effect, in each case as if such representations and warranties were made at the time of such determination; or

          (3) At any time on or after the date of the Merger Agreement, none of the following events has occurred:

          (a) the entry or issuance of any order, preliminary or permanent injunction, decree, judgment or ruling in any action or proceeding before any court or governmental, administrative or regulatory authority or agency, or any statute, rule or regulation enacted, entered, enforced, promulgated, amended or issued that is applicable to Parent, Purchaser, the Company or any subsidiary or affiliate of Purchaser or the Company or the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency that is likely to have the effect of: (i) making illegal or otherwise directly or indirectly restraining or prohibiting the making of the Offer in accordance with the terms of the Merger Agreement, the acceptance for payment of, or payment for, some of or all the Shares by Purchaser or any of its affiliates or the consummation of the Merger; (ii) prohibiting the ownership or operation of the Company and its subsidiaries by Parent or any of Parent's subsidiaries, (iii) imposing material limitations on the ability of Parent, Purchaser or any of Parent's affiliates effectively to acquire or hold or to exercise in all material respects full rights of ownership of the Shares, including without limitation the right to vote any Shares acquired or owned by Parent or Purchaser or any of its affiliates on all matters properly presented to the stockholders of the Company, including, without limitation, the adoption of the Merger Agreement or the right to vote any shares of capital stock of any subsidiary directly or indirectly owned by the Company; or (iv) requiring divestiture by Parent or Purchaser or any of their affiliates of any Shares;

          (b) (i) any general suspension of trading in, or limitation on prices (other than suspensions or limitations triggered on NASDAQ by price fluctuations on a trading day) for, securities on any national securities exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war or material armed hostilities or other material national calamity directly involving the entire United States or materially adversely affecting the consummation of the Offer or (v) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof;

          (c) (i) the Board of Directors of the Company or any committee thereof has withdrawn or modified in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer, (ii) any such person or group has entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries, or
               (iii) the Board of Directors of the Company or any committee thereof has resolved to do any of the foregoing;

          (d) the Company fails to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Merger Agreement;

          (e) the Merger Agreement has been terminated in accordance with its terms or the Offer has been terminated with the consent of the Company; or

          (f) any waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer or the Merger have not expired or been terminated;

and, upon the failure of any of the conditions set forth in Sections 2 or 3 of this Annex A, Purchaser determines, in its reasonable judgment, that it is inadvisable for Purchaser to proceed with the Offer or with the acceptance for payment of or payment for Shares.

       The Offer Conditions (other than the Minimum Condition) are for the sole benefit of Purchaser and may be waived by Purchaser in writing in whole or in part at any time and from time to time in its sole discretion.